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                                                                  Exhibit 10.46

                              EMPLOYMENT AGREEMENT
                              --------------------


     This Employment Agreement (the "Agreement") is made and entered into this 5th day of June, 1998, and between MEDAPHIS CORPORATION, a Delaware corporation (the "Company"), and FRANK B. MURPHY, a resident of the State of Georgia (the "Employee").

                      Statement of Background Information
                      -----------------------------------

The Company through its Services Division, or otherwise, renders to hospitals, physicians, and/or other healthcare organizations and providers: (a) billing services, accounts receivable management services, collection services, electronic claims services, financial management services, and practice and facilities management services; (b) eligibility verification and certification for Medicaid, Medicare and other healthcare assistance programs; (c) filing and other medical claims securitization services; (d) medical coverage information services; (e) medical and insurance claims monitoring and tracking services;
(f) physician practice management services; (g) physician network management services; and (h) managed care services (collectively, the "Business").

                             Statement of Agreement
                             ----------------------

     In consideration of the mutual covenants, promises and conditions set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 7 and 8 of this Agreement (but not for any other purpose), "employment" shall mean any period of time during which the Company is paying the Employee salary, wages, or any other amounts, whether or not the Employee is currently performing services for the Company at the time of such payment; provided however, that in the event Employee is terminated without cause by the Company, the restrictive covenant periods contained in Section 7 and 8 of this Agreement shall begin to run from the date of Employees's termination.

     2. Duties of Employee. Employee's title will be Senior Vice President-Physician Management of the Company, reporting to the Chief Operating Officer. Employee agrees to perform and discharge such other duties as may be assigned to Employee from time to time by the Company to the reasonable satisfaction of the Company. Employee also agrees to comply with all applicable Company policies, standards and regulations as promulgated by the officers of the Company, and to follow the instructions and directives of Employee's superiors within the Company. Employee will devote Employee's full professional and business-related time, skills and best efforts to such duties and will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Chief Operating Officer of the Company, which consent will not be


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
unreasonably withheld. This Section will not be construed to prevent Employee from (a) investing personal assets in businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, so long as the Chief Operating Officer of the Company approves such participation, preparation and publication or teaching prior to Employee's engaging therein.

     3. Term. The term of this Agreement will be for a period of two (2) years commencing as of June 16, 1998 and expiring on the second anniversary thereof, subject to earlier termination as provided for in Section 4 of this Agreement. This Agreement shall be automatically renewed for successive one (1) year periods at the end of the initial two year term, unless either party gives notice to the other of its intent to terminate this Agreement not less than sixty (60) days prior to the commencement of any such one year period. In the event such notice is properly and timely given, this Agreement shall terminate at the end of the initial term or one year period in which such notice is given
(i) without further payment by or obligation on the part of the Company is such notice is given by Employee; or (ii) subject to Section 4, below, if such notice is given by the Company.

     4.   Termination.

          (a) Termination by Company for Cause. Not withstanding anything contained in Section 3 to the contrary, the Company may terminate this Agreement and all of its obligations hereunder immediately if any of the following events occur:

               (i) Employee materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten
          (10) days after Employees's receipt from the Company of written notice of such breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 6, 7 or 8 of this Agreement);

               (ii) Employees engages in illegal acts related to his employment or the conduct of the Company's business or in dishonest activities or commits or is convicted of any crime involving fraud, deceit or moral turpitude; or

               (iii) Employee dies or becomes mentally or physically incapacitated or disabled so as to be unable adequately to perform Employee's duties under this Agreement. Without limiting the generality of the foregoing. Employee's inability adequately to perform services under this Agreement for a period of sixty (60) consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability adequately to perform services under


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          this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such sixty (60)-day period shall be extended to a one hundred and twenty
          (120)-day period.

     (b) Termination by Company Without Cause. Notwithstanding anything contained in Section 3 to the contrary, the Company may terminate Employee's employment pursuant to this Agreement without cause upon at least thirty (30) days' prior written notice to Employee. In the event Employee's employment with the Company is terminated by the Company without cause, the Company shall pay to Employee his then-current monthly salary multiplied by the greater of (i) the number of months remaining in the initial or any extended term of this Agreement and (ii) twelve (12) and shall pay to Employee monthly an amount equal to the difference between the monthly cost to Employee of medical, dental and vision coverage at the levels at which Employee is participating on the date of termination and the monthly cost to Employee of COBRA coverage for the lesser of: (i) eighteen months; and (ii) the greater of (y) the number of months remaining in the initial or any extended term of this Agreement; and (z) twelve (12). The Company shall also pay to Employee any earned but unpaid incentive compensation to the extent that such incentive compensation is payable after termination under the terms of the applicable plan.

     (c) Termination by Employee for Good Reason. Notwithstanding anything contained in Section 3 of this Agreement to the contrary, Employee may voluntarily terminate his employment following the occurrence of events constituting "Good Reason" for his voluntary termination of employment. For purposes of this Agreement, "Good Reason" is defined as: (i) a material reduction (greater than 10%) in Employee's annual base salary; (ii) a change in Employee's work location to a work location more than fifty (50) miles from Employee's initial work location, except for required travel on the Company's business to an extent consistent with Employee's position and then current business travel obligations; (iii) an assignment to any duties inconsistent in any material adverse respect with Employee's position, duties or responsibilities, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by Employee; or (iv) the failure by the Company to continue any material benefit or compensation plan in which Employee is participating unless Employee is provided with comparable benefits; (v) the material breach by the Company of any of the terms or conditions set forth in this Agreement, after written notice and a ten (10) day opportunity to cure has been given to the Company; or
(vi) the Company fails to grant either the options to purchase 50,000 shares of the Company's common stock referred to in Section 5(c) below within ninety (90) days of the date of this Agreement or the options to purchase an additional 25,000 shares of Company common stock referred to in such Section within ninety
(90) days of the date on which such options are earned pursuant to such Section. In the event that Employee terminates his employment for Good Reason, such termination shall be deemed to be a termination by the Company without cause and Employee will be entitled to receive the payments specified in Section 4(b), above.

     (d) Change in Control. In the event there is a Change in Control (as defined herein) of Medaphis Corporation and (A) Employee's employment is terminated by the Company without cause within one (1) year following any such Change in Control; (B) if Employee's


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employment is terminated  by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonably calculated to effect a Change in Control; (C) if Employee's employment is terminated by the Company in connection with or in anticipation of a Change in Control; or (D) if Employee voluntarily terminates his employment for Good Reason (as defined above) within one (1) year following any action taken by the Company at the request of or pursuant to an agreement with a third party who has taken steps reasonable calculated to effect a Change in Control or any action taken by the Company in connection with or in anticipation of a Change in Control, in each case which action constitutes Good Reason, Employee will be entitled to receive severance payments equal to the greater of: (1) one year of salary continuation at Employee's then current base salary, or (2) those payments due and owing to Employee under the remaining term of this Agreement. For purposes of this Agreement, a "change in control" of Medaphis Corporation shall be deemed to occur upon any of the following:

          (i) a consolidation or merger of Medaphis Corporation with or into any other corporation, or any other entity or person, other than a wholly-owned subsidiary of Medaphis Corporation, excluding any transaction in which stockholders of Medaphis Corporation prior to the transaction will maintain voting control or own at least 50% of the resulting entity after the transaction;

          (ii) any corporate reorganization, including an exchange offer, in which Medaphis Corporation shall not be the continuing or surviving entity resulting from such reorganization, excluding any transaction in which stockholders of Medaphis Corporation prior to the transaction will maintain voting control or own at least 50% of the resulting entity after the transaction; or

          (iii) the sale of a substantial portion of Medaphis Corporation's assets, which shall be deemed to occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Medaphis Corporation that (a) have a total fair market value equal to more than 50% of the total fair market value of all the assets of Medaphis Corporation immediately prior to such acquisition or acquisitions, or (b) represents a majority of the common stock of any subsidiary of Medaphis Corporation, the revenues of which, in the most recent fiscal year, represent more than 75% of the consolidated gross revenues of Medaphis Corporation and its subsidiaries. Notwithstanding the foregoing, a transfer of assets or common stock in a subsidiary by Medaphis Corporation will not be treated as a sale of a substantial portion of Medaphis Corporation's assets if the assets are transferred to an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Medaphis Corporation.

     5. Compensation and Benefits.

          (a) Annual Salary. During the first year of this Agreement and for all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of



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One Hundred Eighty Thousand Dollars and No/100 ($180,000.00) per annum in payable in accordance with the Company's payroll practices as in effect from time to time (in equal bi-weekly installments as of the date of this Agreement); provided, however, that upon the effectiveness of the second transaction pursuant to which the Company obtains a controlling interest in the provision of services as a physician network manager or a significant equity position in the provision of services as a physician practice manager, Employee's base salary will be increased to Two Hundred Thousand and No/100 Dollars ($200,000.00), effective as of the date of such implementation. After the first year of this Agreement, Employee's then current annual base salary will be subject to adjustments by any increases given in the normal course of business in accordance with the Company's standard practices.

     (b) Incentive Compensation. Employee shall be eligible to participate in the Medaphis Corporation and its Subsidiary Corporations Incentive Compensation Plan for 1998 and for 1999 at a participation category of Eighty Percent (80%) of Employee's base salary as set forth in Section 5(a), above, payable upon the achievement by the Company and the Management Service Organization of certain performance and at the discretion of the Board of Directors of the Company.

     (c) Stock Options. Upon the approval of the Compensation Committee of the Company's Board of Directors, which approval shall be as soon as practicable after the execution of this Agreement, the Company will issue to Employee, effective as of the date approved by the Compensation Committee of the Company's Board of Directors, options to purchase 50,000 shares of Medaphis common stock pursuant to the terms and conditions of the appropriate Medaphis stock option plan (the "Stock Option Plan"). Such options shall vest at the rate of thirty-three and one-third percent (33.33%) per year over the three year period beginning on the date of grant of such options. Such options will vest in full immediately upon the occurrence of certain change in control events outlined in the Stock Option Plan. Upon the effectiveness of the second transaction pursuant to which the Company obtains a controlling interest in the provision of services as a physician network manager or a significant equity position in the provision of services as a physician practice manager, the Company will issue, as soon as practicable after approval of the Compensation Committee of the Company's Board of Directors, options to purchase an additional 25,000 shares of Medaphis common stock pursuant to the Stock Option Plan. Employee shall be considered for additional grants of options to purchase shares of Medaphis common stock in a manner that is consistent with other senior officers of the Company. However, nothing in this Agreement shall give rise to a contractual right to Employee to receive grants of stock options of Medaphis. Further, Medaphis has no obligation to Employee to create parity with any other Medaphis executives with respect to any options granted to such other executives.

     (d) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time-to-time by the Company to its employees, including, but not limited to, group health insurance, life and disability insurance, vacations and any other fringe benefits now or hereafter provided by the Company to its employees, if and when Employee meets the eligibility requirements for any such benefit. Employee shall be entitled to four (4) weeks of vacation per calendar year (prorated for 1998), which


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vacation shall not carryover or accumulate year to year. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for employees of the same position and status as Employee will be provided to Employee on an equal basis.

          e) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

          f) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

          g) Signing Bonus. As soon as reasonable practicable after execution of this Agreement, the Company will pay a signing bonus of Twenty-five Thousand and No/100 Dollars ($25,000.00) to Employee, subject to normal withholding. If Employee is still employed by the Company on the first anniversary of this Agreement, or, if not so employed, Employee's termination was not for "cause," as provided in Section 5(a), Company will pay an additional signing bonus of Twenty-five Thousand and No/100 Dollars ($25,000.00), subject to normal withholding.

     6. Non-Disclosure of Proprietary Information. Employee recognizes and acknowledges that the Trade Secrets (as defined below) and Confidential Information (as defined below) of the Company and its affiliates and all physical embodiments thereof (as they may exist from time-to-time, collectively, the "Proprietary Information") are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee shall hold in confidence all Proprietary Information and will not reproduce, use, distribute, disclose, publish or otherwise disseminate any Proprietary Information, in whole or in part, and will take no action causing, or fail to take any action necessary to prevent causing, any Proprietary Information to lose its character as Proprietary Information, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company and its affiliates) under any circumstances, except in each case with the prior written consent of the Company.

     For purposes of this Agreement, the term "Trade Secrets" means information, including, but not limited to, any technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use. The term "Confidential Information" means any and all data or information of the Company or its affiliates, other than Trade Secrets, which is valuable to the Company or its affiliates and which is not generally known to competitors of the Company or its

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
affiliates. The provisions of this Section 6 will apply during Employee's employment by the Company and for a two (2)-year period thereafter with respect to Confidential Information, and during Employee's employment by the Company and at any and all times thereafter with respect to Trade Secrets. These restrictions will not apply to any Proprietary Information that is in the public domain, provided that Employee was not responsible, directly or indirectly, for such Proprietary Information entering the public domain without the Company's prior written consent. This Section 6, along with Sections 7, 8, 9, 10, 11 and 12 of this Agreement, shall survive termination of this Agreement. Nothing in this Agreement shall diminish the rights of the Company and its affiliates regarding the protection of trade secrets pursuant to applicable Georgia law.

     7.   A.   Non-Competition Covenant. During Employee's employment by the
Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete with the Company within the Geographical Area (as hereinafter defined). The term "compete" means to engage in, have any equity or profit interest in, make any loan to or for the benefit of, or render any services of any kind to, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, either as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner or stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent (1%) of the outstanding stock of any class of any such corporation) any business which provides Business products or services. For purposes of this Agreement, the term "Geographical Area" means the territory located within a seventy-five (75) mile radius of each facility for which Employee has management responsibility during Employee's employment with the Company.

          B. Non-Solicitation of Clients Covenant. Employee agrees that during Employee's employment by the Company and for a period of two (2) years following the termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to solicit any individual or entity (i) who is a client of the Company at any time during the six (6)-month period prior to Employee's termination of employment with the Company ("Client"), or was actively sought by the Company as a prospective client, and (ii) with whom Employee had material contact while employed by the Company to provide Business services or products to such Clients or prospects.

          C. Construction. The parties hereto agree that any judicial authority construing all or any portion of this Section 7 or Section 8 below may, if it chooses, sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority may, if it chooses, replace each such severed provision with a provision as similar in terms to such severed

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provision as may be possible and be legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. In the event that any provision of either such Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

     8. Non-Solicitation of Employees Covenant. Employee further agrees and represents that during Employee's employment by the Company and for a period of two (2) years following any termination of Employee's employment for whatever reason, Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing Business services or products, any person employed by the Company for whom Employee had supervisory responsibility or with whom Employee had material contact while employed by the Company, whether or not such employee is a full-time employee or temporary employee of the Company, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.

     9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any former employer to keep in confidence confidential information or not to compete with any such former employer. Employee will not disclose to the Company or use on its behalf any confidential information of any other party required to be kept confidential by Employee.

     10. Return of Proprietary Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee may come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, files or documents obtained as a result of Employee's employment with the Company, immediately upon the termination of Employee's employment with the Company.

     11. Proprietary Rights. During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions of matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee also hereby assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary

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
right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights. Employee will not be obligated to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may reasonably be expected to become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee has had or will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that Employee is so obligated if such Invention involves the utilization of Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which relates to or would be useful in any businesses or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company, whether pursuant to this Agreement or otherwise, provided that all such Inventions are listed as of the date hereof on the attached Exhibit A.

     12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation thereof would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

     13. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

               If to the Company:            If to Employee:

               2840 Mt. Wilkinson Parkway    Frank B. Murphy
               Suite 300                     3003 Ramble Lane
               Atlanta, GA 30339             Decatur, Georgia 30033
               Attn: General Counsel

     14. Severability. Subject to the application of Section 18 to the interpretation of Sections 7 and 8, in case one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the parties agree that it is their intent that the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained herein. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

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     15.  Entire Agreement.  This Agreement embodies the entire agreement of the parties relating to the subject matter of this Agreement and supersedes all prior agreements, oral or written, regarding the subject matter hereof. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

     16. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns.

     17. Assignment. This Agreement is one for personal services and will not be assigned by Employee. The Company may assign this Agreement to any of its subsidiaries or affiliated companies; provided that such subsidiary or affiliate fulfills the obligations of the Company under this Agreement.

     18. Governing Law. This Agreement is entered into and will be interpreted and enforced pursuant to the laws of the State of Georgia. The parties hereto hereby agree that an appropriate forum and venue for any disputes between any of the parties hereto arising out of this Agreement shall be any federal court in the state where the Company has its principal place of business and each of the parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and non-appealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

     19.  Surviving Terms.  Sections 4.5(g), 6, 7, 8, 9, 10, 11, 12, and 18 of
this Agreement shall survive termination of this Agreement.

     * * * * * *

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:                                EMPLOYEE:
MEDAPHIS CORPORATION

By: /s/ Randolph L.M. Hutto             /s/ Frank B. Murphy
    ----------------------------------  --------------------------------------
    Randolph L.M. Hutto, Executive      Frank B. Murphy
    Vice President and General Counsel


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


                                   EXHIBIT A
                                   INVENTIONS


Employee represents that there are no Inventions.


                                                  /s/ FBM
                                                  -----------------
                                                  Employee Initials



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